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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  Exhibit 11

COMPUTATION OF PER COMMON SHARE EARNINGS


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                                                                            MARCH 31,
                                                             1996             1995             1994
                                                             ----             ----             ----
PRIMARY
 Net income applicable to common shares                  $    830,735        $1,472,501       $1,269,266
                                                         ============        ==========       ==========

 Weighted average number of primary common shares:
  Outstanding                                               5,986,910         5,924,905        5,710,911
  Issuable upon assumed exercise of dilutive warrants          34,961            36,509           45,422
                                                         ------------        ----------       ----------
     TOTAL                                                  6,021,871         5,961,414        5,756,333
                                                         ============        ==========       ==========

Primary earnings per common share                            0.138              0.247            0.220
                                                             =====              =====            =====

FULLY DILUTED
 Net income applicable to common shares                  $    830,735     $   1,472,501    $   1,269,266
 Add interest and amortization of debentures
  (net of tax)                                                 94,001            97,836          110,558
                                                         ------------     -------------    -------------
     TOTAL                                               $    924,736     $   1,570,337    $   1,379,824
                                                         ============     =============    =============

 Weighted average number of primary common shares           5,986,910         5,924,905        5,710,911
  Increase to assumed exercise of stock options and
   conversion of convertible debt to reflect maximum
   dilution effect                                            890,653           915,210          980,326
                                                         ------------        ----------       ----------
     TOTAL                                                  6,877,563         6,840,115        6,691,237
                                                         ============        ==========       ==========

 Fully diluted earnings per common share                     0.134              0.230            0.206
                                                             =====              =====            =====


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